Exhibit 99.1

Kathy Crusco, Software Executive with Deep Finance and Operations Experience,
Joins Calix Board of Directors

PETALUMA, CA – September 18, 2017 – Calix, Inc. (NYSE: CALX), the world leader in Subscriber Driven Intelligent Access, announced the addition of software and technology industry veteran Kathy Crusco to the company's Board of Directors. Crusco brings a wealth of experience instilling operational rigor at leading technology companies.

“Kathy has a strong track record of success in finance, operations, and driving growth in companies at all stages of development, from emerging to well-established businesses. An executive leader with experience at some of the most innovative companies in software and communications technology, she brings to Calix a valued expertise in scaling businesses while ensuring they execute against their financial models. We are thrilled that she is joining the Calix Board of Directors,” said Don Listwin, Calix chairman.

Crusco is a highly accomplished executive with over 20 years of software and communications technology industry experience. She is currently executive vice president, chief operating officer, and chief financial officer at Epicor Software Corporation, where she leads all financial functions and day-to-day operations, including cloud services, IT, customer support, and human resources.

“I’m excited to join the Calix Board at this inflection point. With the communications industry undergoing massive disruption, Calix has developed an entirely new platform based on AXOS software and Calix Cloud to lead their customers through this transformation,” said Crusco. “They are truly building a new company, and I am excited to help them realize the opportunity directly ahead.”

Crusco joined Epicor in 2011 when the company merged with Activant Solutions Inc., where she served as a senior vice president and CFO. Before joining Activant, she worked for Polycom from 2002 to 2007, rising to the role of vice president of worldwide finance during her tenure. Crusco has also held a variety of financial roles at Documentum, Inc., Adaptec, Inc., and Price Waterhouse LLP. She is currently a board member of Mitchell International, Inc., a privately-held software provider, where she serves as audit committee chair and is a board member of NEC Society, a non-profit organization. Crusco holds a BS in business with an emphasis in accounting from California State University, Chico.

“Kathy’s deep experience and leadership at Epicor, Activant, and Polycom make her the ideal addition to the Calix Board. Her financial insights developed while leading a variety of software and technology companies will provide critical guidance to the Calix team as we continue our transformation to a communications cloud, software, services, and systems company,” said Carl Russo, Calix president and CEO.

About Calix

Calix, Inc. (NYSE: CALX) pioneered Software Defined Access and cloud products focused on access networks and the subscriber. Its portfolio of Intelligent Access systems and software combines AXOS, the revolutionary platform for access, with Calix Cloud, innovative cloud products for network data analytics and subscriber experience assurance. Together, they enable communications service providers to transform their businesses and be the winning service providers of tomorrow. For more information, visit the Calix website at www.calix.com.

This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-

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looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.

Press Inquiries:

Neila Matheny
707-766-3512
Neila.matheny@calix.com